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                                                                    EXHIBIT 99.1
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[NABORS INDUSTRIES LOGO]                                            NEWS RELEASE

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                      NABORS PLANS TWO-FOR-ONE STOCK SPLIT

HAMILTON, BERMUDA, DECEMBER 13, 2005, NABORS INDUSTRIES LTD. (NYSE: NBR), today announced that its Board of Directors has approved a two-for-one stock split on its common stock, to be effected in the form of a stock dividend, subject to shareholder approval of an amendment to the company's memorandum of association to increase the authorized share capital of the company by the creation of additional common shares. A special meeting of Nabors' shareholders is tentatively planned for the first quarter of 2006.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer commented on the stock split, "Our Board's decision to initiate a stock split is a direct indication of our confidence in both the near and longer-term outlook for our business. We also believe that this action will serve to provide added liquidity and affordability to Nabors' stock."

The Nabors companies own and operate almost 600 land drilling and approximately 875 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. FOR FURTHER INFORMATION, PLEASE CONTACT DENNIS A. SMITH, DIRECTOR OF CORPORATE DEVELOPMENT OF NABORS CORPORATE SERVICES, INC. AT (281) 775-8038. TO REQUEST INVESTOR MATERIALS, CALL OUR CORPORATE HEADQUARTERS IN HAMILTON, BERMUDA AT (441) 292-1510 OR VIA EMAIL AT dan.mclachlin@nabors.com.
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